Code of Ethics
A. Overview of the Code of Ethics
The Code of Ethics is a separate policy and procedure document of the Advisor’s Compliance Program. Each Supervised Person of the Advisor must comply with the Advisor’s Code of Ethics, which provides a standard for conducting business, to be upheld by all Supervised Persons.
The standards imposed by the Code of Ethics include reporting requirements and restrictions on the purchase or sale of securities for Supervised Persons determined to be Access Persons with regard to their own accounts and the accounts of certain affiliated persons. The Code of Ethics is a dynamic, distinct document that is distributed to all Supervised Persons and reviewed at least annually by the CCO. It is also subject to periodic review to take into consideration and updates needed to respect changes in the Advisor’s business activities, supervised persons, and/or emerging risks. The Advisor, on an annual basis, must have each Supervised Person read and acknowledge receipt of the Code of Ethics by signing the Code of Ethics certification.

The Code of Ethics has also been adopted in compliance with the requirements of Rule 204A-1 under the Advisers Act to ensure compliance with Federal securities laws.

B. Conflicts of Interest
The Advisor, through its Compliance Program, requires the disclosure of conflicts of interest that its Supervised Persons may have with its clients. This includes all potential and real conflicts that may materially impact a client’s decision to conduct business with the Advisor. Conflicts that are disclosed may include any financial interest or compensation received in recommendations made to clients, outside business activities involving supervised persons of the Advisor, and business affiliations involving the Advisor.

The CCO of the Advisor has developed internal procedures to ensure that any conflicts of interest are properly disclosed (including any affiliated parties of the Adviser and the Trust) by documenting any conflict of Supervised Persons within the compliance portal via AdvisorCloud360.

C. Personal Securities Reporting
The Code of Ethics includes a ten (10) day initial holdings report deadline upon hire which requires the following information be disclosed; title, number of shares and principal amount, the name of the broker, dealer or bank where the account is and the report submission date.
The Code of Ethics also includes a deadline within thirty (30) days of each calendar quarter-end for Access Persons of the Advisor to deliver their quarterly personal securities information. Information required to be reported quarterly includes; date of transaction, title, interest/maturity date, number of shares, principal amount, nature of transaction, price, name of broker and date of report. For any new brokerage account opened include name of account, date account established and date of report for reportable personal investment accounts in their household.
The Code of Ethics includes a forty-five (45) day current annual holdings report deadline of each calendar year-end for which the report requires the following information be disclosed; title, number of shares and principal amount, the name of the broker, dealer or bank where the account is and the report submission date.

Pre-Approval of Trades. The Advisor requires that each Access Person obtain pre-approval from the CCO, via email, which is good for ONLY one (1) business day, before acquiring direct or indirect beneficial ownership of any security in an initial public offering (“IPO”) or in any limited offering. For any trades that require pre-approval requested by the CCO, a delegate will be appointed and will be responsible for reviewing and approving as the secondary approver. Further, the Advisor requires pre- approval of any trades in a security that is listed on the Advisor’s Restricted.

Additional information required for personal securities reporting is defined in the Advisor’s Code of Ethics.
CCO Testing: The CCO or Delegate conducts an initial, quarterly, and annual review of personal securities trading through inspection of account/brokerage statements which may be submitted in lieu of holdings reports and documents the findings within the Advisor’s books and records. Approved certifications are obtained following a review of submitted disclosures. These reviews ensure all disclosures comply with the relevant sections of the Code of Ethics prior to issuing an approved certification. This provides for timely, accurate prevention and detection of potential violations. The CCO or Delegate is also responsible for reviewing outside business activities, political contributions, and gifts and entertainments. Disclosures submitted by the CCO shall be reviewed and approved by the Delegate and the opposite is true for disclosures submitted by the Delegate.

D. Outside Business Activities
Supervised Persons of the Advisor that are engaged in business outside of the Advisor’s direct services are required to disclose these activities to the Advisor by providing outside business activity information when they begin employment with the Advisor, or as they arise during the course of employment, in order to determine if any conflict of interest may exist. Some outside business activities must also be disclosed on the Supervised Person’s U4 filing on the FINRA IARD system, and their Form ADV Part 2B, if applicable. Outside business activities are disclosed to potential and current clients to address any potential or actual conflicts of interest. Being employed in another business either in a part-time or full- time capacity, serving in a leadership role in another entity, ownership interest in private investments, or any public speaking or writing activities are all common relationships that most likely need to be disclosed. Please note, the CCO will not approve an employee who serves on the Board of a company in which the ETF holds an investment as this is prohibited pursuant to ESS’s Service as a Director Policy.

If it is determined that Supervised Persons will have an outside business activity, then the Advisor may need to update the Form U4 and Form ADV Part 2B with information relating to the activity, such as the name of the outside business activity, a description of what the Supervised Person’s duties entail, whether the Supervised Person is compensated for the work being done, the amount of time spent per month on the outside business activity, and any other information as required by or related to the forms, which may differ. The CCO will validate the information the Supervised Person provided prior to filing the appropriate forms. Once filed, this information will be available as described below in 6.A of Regulatory Filings of this Compliance Manual.

E. Gifts & Entertainment
The Gifts & Entertainment Policy of the Advisor is detailed in the Code of Ethics, and generally documents all Supervised Persons of the Advisor when giving or receiving gifts that exceed the specified nominal (“de minimis”) value. Any gift given or received that is above the de minimis value is generally permitted, however it must be recorded in the Advisor’s Gifts & Entertainment Log for review by the CCO so the Advisor can supervise and enforce its Gifts & Entertainment Policy. No Supervised Persons shall solicit or accept anything more than a set maximum value, unless approved by the CCO as required by the Code of Ethics.

The CCO of the Advisor has implemented an internal procedure to ensure adequate documentation of any gifts given or received that are above the de minimis value within the Compliance portal via AdvisorCloud360.

F. Political Contributions
The Political Contributions Policy of the Advisor is detailed in the Code of Ethics, and generally SEC Rule 206(4)-5 under the Advisers Act addresses political contributions made by the Advisor and its Supervised Persons. The intent of SEC Rule 206(4)-5 under the Advisers Act is to prevent registered investment advisors from using political contributions to improperly influence state or local officials in the awarding of contracts for the management of government accounts (e.g. public pension plans). The policy generally outlines that campaign contributions and other payments to government clients and elected officials able to exert influence on such clients is prohibited by Supervised Persons of the Advisor. Any political campaigning activity performed by Supervised Persons of the Advisor must be done in an individual, personal capacity and may not entangle the Advisor in any way. ALL political contributions must be reported to the CCO.

G. Insider Trading and Material Non-Public Information
The Insider Trading and Securities Fraud Enforcement Act of 1988 and securities laws requires advisors to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of Material Non-Public Information (“MNPI”) by advisors and its Supervised Persons. Frequent litigation in the area of insider trading continues to shape the definitions of what is inside information and what constitutes appropriate handling of such information.

PLEASE NOTE: As referenced within the Code, it is the Advisor’s policy that all Supervised Persons are prohibited from acting upon, misusing or disclosing any MNPI, also known as inside information. Any instances of, or questions regarding possible MNPI inside information must be brought to the CCO or Delegate’s attention immediately brought to the attention of the CCO or Delegate and are subject to the
Supervised Persons Sanctions Policy detailed in Section 3C. Any violations of the Advisor’s policy may result in disciplinary action and/or termination.

General Prohibition
In order to prevent even inadvertent violations of the ban on insider trading, all of the Advisor’s Supervised Persons must adhere to the following guidelines;
•All information about the Advisor’s Clients, including but not limited to the value of accounts; securities bought, sold or held; current or proposed business plans; acquisition targets; confidential financial reports or projections; borrowings, etc. must be held in strictest confidence.
•When obtaining material information about an issuer from insiders, determine whether the information learned has already been disseminated through “public” channels.
•In discussions with any third parties, it also may be appropriate to determine whether the information obtained from the third-party has been publicly disseminated.
•If any Supervised Person determines that they have learned MNPI or market information, notify the CCO or Delegate of this fact immediately and refrain from disclosing this information to anyone else (in or outside of the Advisor), unless specifically advised to the contrary. In this case, neither the Advisor nor its Supervised Persons may transact in the securities of the subject issuer, either for themselves or for any Client, until such information has been publicly disseminated.
•On an annual basis and otherwise as requested by the CCO or Delegate, disclose complete information about all securities transactions in which you or members of your immediate family engage, and must otherwise comply with the Advisor’s Code and disclose any related person who is an officer or director of a publicly traded company.
Compliance Administration
In order to help prevent insider trading from occurring, the CCO or Delegate shall:
•Design an appropriate educational program and provide educational materials to familiarize Supervised Persons with the Advisor’s policy, both of which are addressed through ongoing training of Supervised Persons.
•Answer questions and inquiries regarding the Advisor’s policy, provide guidance to Supervised Persons on any possible trading situation or question, and resolve issues as to whether information received by a Supervised Person constitutes MNPI.
•Review the Advisor’s policy and procedures on a regular basis and update it as necessary to reflect regulatory and industry changes.
•Review and document on a quarterly basis all Access Persons’ reports of personal securities transactions for compliance with the Advisor’s policies, regulatory requirements and the Advisor’s fiduciary duty to its clients, among other things.
Instances of the Possible Possession of Inside Information
If a Supervised Person suspects that they, or the Advisor, has been given or come across MNPI, they must immediately report such circumstances to the CCO or Delegate, who will contact legal counsel, if applicable, and refrain from disclosing the information to anyone else, unless specifically advised to the contrary. If they are not sure whether the information meets the definition of MNPI, they are responsible for reporting the information to the CCO or Delegate, who will make such determination.

Upon determination that a Supervised Person has possession of MNPI, the CCO or Delegate shall implement measures to prevent dissemination of such information and monitor Client and Access Person trades related to securities regarding the information for unusual activity. If any activity is detected that may indicate improper use of MNPI, the CCO or Delegate shall conduct an additional review, take further action as deemed appropriate under the circumstances and document the instance within the Advisor’s books and records.
Possession of Inside Information
A Supervised Person of the Advisor will contact the CCO or Delegate if they become aware of an actual or potential insider trading violation or violation of the policies and procedures.

Insider Trading Examples
While securities laws concerning insider trading is evolving, it is generally understood that securities laws prohibit: (a) trading by an insider on the basis of MNPI; (b) trading by a non-insider also called a “temporary insider” on the basis of MNPI, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and (c) communicating MNPI to others.

It is Impossible for the Advisor to catalog every example of when it may come into possession of MNPI. The following examples are not all-inclusive:
•A pending or proposed merger, acquisition or tender offer involving a publicly held corporation.
•A change in management involving a publicly held corporation.
•Impending bankruptcy or the existence of severe liquidity problems involving a publicly held corporation.
•A contemplated public offering involving a privately held corporation, prior to the filing of the registration statement (preliminary prospectus).
Investment Information Relating to Clients is Inside Information
In the course of employment, Supervised Persons may learn about the current or pending investment activities of the Advisor’s Clients (e.g., actual or pending purchases or sales of assets). Using or sharing this information other than in connection with the investment of the Advisor’s Client accounts is considered acting on inside information and is therefore prohibited. In addition, personal securities transactions of Access Persons must not be timed to precede orders placed for any Client accounts, which could be considered as “front-running” or insider trading.

H. COE Certifications
All Supervised Persons must certify annually to the CCO that they have read and understand the Code of Ethics, that they have complied with ALL requirements of the Code of Ethics and that they have provided the CCO with all transactions required to be reported under the Code of Ethics. The CCO will deliver a copy of the Code of Ethics along with required certifications to all Supervised Persons annually as well as any amendments to the Code of Ethics.

I. Consequences of Non-Compliance
If a Supervised Person fails to comply with the requirements of the Compliance Program and any Securities Laws applicable to the Advisor’s business, he or she will be subject to disciplinary action by the Advisor, which may range from a letter of reprimand to termination of employment. Any non-compliance or violations of law may also result in severe civil and criminal penalties.
The Advisor reserves the right to take disciplinary action, including termination of employment, against any Supervised Person if they engage in conduct deemed to be immoral, unethical, or illegal, whether or not such conduct constitutes a violation of the Compliance Program or relates to the Advisor’s business. The Advisor may take such action if the Advisor believes that a Supervised Person’s conduct poses any risk to the reputation or business of the Advisor.

Finally, a Supervised Person must report to the CCO any known or suspected violations of the policies and procedures contained in the Compliance Program or other activities of any Supervised Person that could be construed as a violation of Securities Laws, including the policies described in the Advisor’s Compliance Program. If a Supervised Person is unsure whether a violation has occurred, the incident should be discussed with the CCO. Failure to report a violation to the CCO could result in disciplinary action against any non-reporting Supervised Person, which may include termination of employment.

PLEASE NOTE: The Advisor will maintain a log along with relevant supporting documentation of any violations to the Compliance Program. See AdvisorCloud360® for the Violations Log.